Exhibit 32.2

SECTION 1350 CERTIFICATION
OF CHIEF FINANCIAL OFFICER

Constellation Brands, Inc.
Form 10-K for Fiscal Year Ended February 28, 2023

In connection with the Constellation Brands, Inc. Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2023, I, Garth Hankinson, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:

1.     The Annual report on Form 10-K for the Fiscal Year Ended February 28, 2023 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

2.    The information contained in the periodic report on Form 10-K for the Fiscal Year Ended February 28, 2023 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated:	April 20, 2023	/s/ Garth Hankinson
Garth Hankinson Executive Vice President and Chief Financial Officer